K&L GATES LLP 1601 K STREET, N.W. WASHINGTON, DC 20006 T +1 202 778 9000 F +1 202 778 9100 klgates.com

September 28, 2018

First Investors Life Series Funds
 40 Wall Street
New York, New York 10005
Ladies and Gentlemen:

We have acted as counsel to First Investors Life Series Funds, a Delaware statutory trust (the “Trust”), in connection with the Trust’s registration statement on Form N-14 (the “Registration Statement”), to be filed with the U.S. Securities and Exchange Commission (the “Commission”) on or about September 28, 2018, registering shares of beneficial interest in First Investors Life Series Limited Duration Bond Fund and First Investors Life Series Total Return Fund, each a series of the Trust (each, an “Acquiring Fund” and collectively, the “Acquiring Funds”) (the “Shares”) to be issued pursuant to a Plan of Reorganization and Termination (the “Plan”) adopted by the Trust, on behalf of the Acquiring Funds and on behalf of the First Investors Life Series Government Fund and First Investors Life Series Balanced Income Fund, each also series of the Trust (each, an “Acquired Fund” and collectively, the “Acquired Funds”), under the Securities Act of 1933, as amended (the “Securities Act”).

The Plan provides for (1) the transfer of all the assets of each Acquired Fund to the corresponding Acquiring Fund in exchange solely for Shares of the Acquiring Fund having an aggregate net asset value equal to the Acquired Fund’s net assets and the Acquiring Fund’s assumption of all the liabilities of the Acquired Fund; (2) the distribution of the Shares pro rata to each Acquired Fund’s shareholders in exchange for their shares of the Acquired Fund and in complete liquidation thereof; and (3) the termination of each Acquired Fund, all on the terms and conditions set forth in the Plan.

This opinion letter is being delivered at your request in accordance with the requirements of paragraph 29 of Schedule A of the Securities Act and Item 16(11) of Form N-14 under the Securities Act.

For purposes of this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:
(i)
the combined information statement and prospectus, including the form of the Plan attached as Appendix A thereto, and statement of additional information filed as part of the Registration Statement (collectively, the “Information Statement”);

(ii)	the Trust’s certificate of trust, governing instrument, and bylaws in effect on the date of this opinion letter; and

Page 2 September 28, 2018
(iii)
the resolutions adopted by the trustees of the Trust relating to the Registration Statement, the establishment and designation of each Acquiring Fund and its Shares and the authorization for issuance and delivery of the Shares pursuant to the Plan.

We also have examined and relied on certificates of public officials and, as to certain matters of fact that are material to our opinions, we have relied on a certificate of an officer of the Trust.  We have not independently established any of the facts on which we have so relied.
For purposes of this opinion letter, we have assumed the accuracy and completeness of each document submitted to us, the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed, or photostatic copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.  We have further assumed the legal capacity of natural persons, that persons identified to us as officers of the Trust are actually serving in such capacity, and that the representations of officers of the Trust are correct as to matters of fact.  We have not independently verified any of these assumptions.
The opinions expressed in this opinion letter are based on the facts in existence and the laws in effect on the date hereof and are limited to the Delaware Statutory Trust Act and the provisions of the Investment Company Act of 1940 that are applicable to equity securities issued by registered open-end investment companies.  We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws.
Based upon and subject to the foregoing, it is our opinion that (1) the Shares to be issued pursuant to the Registration Statement, when issued and delivered to an Acquired Fund in accordance with the terms and conditions of the Plan, will be validly issued, and (2) the shareholders of each Acquired Fund receiving the Shares in exchange for their shares of the Acquired Fund and in complete liquidation of the Acquired Fund as provided by the Plan will have no obligation to make any further payments for the receipt of the Shares or contributions to the Trust solely by reason of their ownership of the Shares.

This opinion is rendered solely in connection with the filing of the Registration Statement.  We hereby consent to the filing of this opinion with the Commission in connection with the Registration Statement and to the reference to this firm’s name in the Information Statement.  In giving this consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement or Information Statement within the meaning of the term “expert” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours, /s/ K&L Gates LLP